Exhibit 99.2

Sorrento Announces Positive Data from Phase 3 studies of Biosimilar Antibodies, STI-001 and STI-002.

SAN DIEGO, California, January 11, 2016 — Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento), an antibody-centric, clinical-stage biopharmaceutical company developing new treatments for cancer and other unmet medical needs, announced today that its partner, MabTech Ltd. has successfully completed Phase 3 clinical trials in China for STI-001, a biosimilar/biobetter antibody for Cetuximab (Erbitux®) and STI-002, a biosimilar/biobetter antibody for Infliximab (Remicade®). Both STI-001 and STI-002 met their primary endpoints in confirmatory, randomized, controlled, two-part Phase 3 studies.

STI-001, a chimeric monoclonal antibody that binds to the epidermal growth factor receptor (EGFR) was used for treatment of EGFR-expressing metastatic colorectal carcinoma patients in combination with irinotecan versus irinotecan alone. The combination therapy showed significant improvement compared to chemotherapy alone in Overall Response Rate (ORR: 32.9% vs 12.8%) and Progress-free Survival (PFS: 5.6 vs 3.2 months) as well as longer Overall Survival (OS: 14.1 vs 13.4 months). The ORR, PFS and OS using STI-001 and irinotecan are increased significantly than previously reported in similar medical settings using Erbitux and irinotecan (32.9% vs 10%; 5.6 vs 4.0 months; 14.1 vs 11.6 months).1

During the 501 patient double-blind, randomized Phase 3 trial, STI-001 was well tolerated. Adverse events (AEs), especially Grade 3 and 4 AEs were found to be significantly fewer than those previously reported using Erbitux. It was confirmed that STI-001, which was produced using CHO cells, possesses N-Acetylneuraminic acid (NANA), whereas Erbitux made in the murine SP2/0 cell line contains N-Glycolyneuraminic acid (NGNA), which is believed to cause side effects, such immunogenicity and hypersensitivity. While it was reported that more than 10% of patients using Erbitux showed hypersensitive reaction (Grade 3/4), none was recorded in the completed Phase 3 study of STI-001.

STI-002, a chimeric monoclonal antibody produced in CHO cell line binds to soluble and transmembrane forms of tumor necrosis factor a (TNFa) and inhibits TNFa binding to receptors thereby neutralizing the biological activity of TNFa. In the current Phase 3 study with 330 patients conducted in China for the treatment of rheumatoid arthritis (RA) patients, STI-002 demonstrated an improvement in RA patients’ pain symptoms, functions, quality of life and inflammation markers while also inhibiting bone and joint injuries. STI-002 (3mg/kg) plus MTX demonstrated significant improvement in ACR 20, 50 and 70 (77%, 50% and 20% respectively), similar clinical efficacy reported for Remicade and biosimilars of Remicade. Notably, the immunogenicity and anti-drug antibody formation (ADA) is drastically reduced for STI-002 compared to Remicade (<5% vs ~40%).

“STI-001 and STI-002 have demonstrated clinical efficacy during the confirmatory Phase 3 trials conducted in China by our partner, MabTech Ltd. Due to its novel manufacturing technologies, the products showed improved safety profile, a great benefit for patients”; said by Dr. Henry Ji,

[1]	Sobrero AF et al.; Journal of Clinical Oncology 2008; 28(14): 2311-2319

President and CEO of Sorrento. “While MabTech is applying for marketing approval of STI-001 and STI-002 in China, Sorrento Biologics, our wholly-owned subsidiary, is expediting our efforts for the development and commercialization of these products in Sorrento territory, including the North America, Europe and Japan”, added Dr. Ji.

About Sorrento Therapeutics, Inc.

Sorrento is an antibody-centric, clinical stage biopharmaceutical company developing new treatments for cancer, inflammation and autoimmune diseases. Sorrento’s lead products are multiple late-stage biosimilar and biobetter antibodies, as well as clinical CAR-T therapies targeting solid tumors.

About Sorrento Biologics, Inc.

Sorrento Biologics Inc., a wholly-owned subsidiary of Sorrento, will be responsible for the development of the biosimilar/biobetter products. Sorrento Biologics is advancing four late-stage clinical products towards commercialization, STI-001 (Erbitux biosimilar/Biobetter), STI-002 (Remicade biosimilar/biobetter), STI-003 (Simulect biosimilar/Biobetter), and STI-004 (Xolair Biosimilar) as well as developing a robust pipeline of future products.

Forward-Looking Statements

This press release contains forward-looking statements related to Sorrento Therapeutics, Inc. under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about Sorrento’s prospects, including, but not limited to, any statements about its and its affiliates’ technologies, including, but not limited to, NK cell-based therapies; Sorrento’s (and its subsidiaries’ and affiliates’) business and technology prospects; chimeric antigen receptor (CAR) T cell programs; potential combination therapies; Sorrento’s expectations for NK cell-based therapies; the development of NK cell-based therapy, CAR-T and biosimilar/biobetter programs; Sorrento’s ability to leverage the expertise of its employees and partners to assist the company in the execution of its strategies; Sorrento’s advances made in developing its programs, including, but not limited to, NK cell-based therapies, if any; and other matters that are described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

For additional information, please visit www.sorrentotherapeutics.com

Contact:

Henry Ji, President and CEO – (858) 668-6923.

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SOURCE Sorrento Therapeutics, Inc.

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